Exhibit 99.1

TCR2 Therapeutics Reports Third Quarter 2021 Financial Results and Provides Corporate Update

CAMBRIDGE, Mass., November 10, 2021 - TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage cell therapy company with a pipeline of novel T cell therapies for cancer patients suffering from solid tumors, today announced financial results for the third quarter ended September 30, 2021 and provided a corporate update.

“Over the last few months, we continue to treat cancer patients in our ongoing gavo-cel Phase 1 clinical trial and have observed meaningful clinical benefit in three different treatment-refractory solid tumor indications,” said Garry Menzel, Ph.D., President and Chief Executive Officer of TCR2 Therapeutics. “As we prepare for the phase 2 trial to be launched in early 2022, we are expanding our US manufacturing footprint and successfully negotiated a clinical trial collaboration agreement with Bristol Myers Squibb, where we will have the opportunity to evaluate the efficacy and duration of gavo-cel in combination with Opdivo and Yervoy. We anticipate selecting the RP2D before year end and look forward to providing an update on gavo-cel in 1Q22 following review by the US Food and Drug Administration.”

Recent Developments

Gavo-cel:

•
TCR2 announced positive interim data from the first 17 patients treated in the Phase 1 portion of the gavo-cel Phase 1/2 clinical trial for mesothelin-expressing solid tumors. 15 of the 16 patients evaluable for efficacy experienced regression of their target lesions including 6 patients that achieved a partial response (PR) by target lesion assessment, 4 of whom met criteria for a PR according to RECIST 1.1 criteria. The maximum tolerated dose (MTD) was declared 5x108/m2after lymphodepletion.
•
Following identification of the MTD, TCR2 announced the completion of the 3-patient cohort at the new dose level 3.5A (3x108/m2 following lymphodepletion) using a split dosing approach. Two patients were evaluable for safety. In both cases, gavo-cel was well-tolerated with no patients experiencing Grade ≥3 cytokine release syndrome (CRS).
•
TCR2 announced a clinical trial collaboration agreement with Bristol Myers Squibb (NYSE: BMY) to evaluate gavo-cel in combination with Opdivo® (nivolumab) and Yervoy® (ipilimumab) in its planned Phase 2 clinical trial in treatment refractory mesothelin-expressing solid tumors.

Corporate:

•
TCR2 announced at its virtual R&D Day on October 20, 2021, its pipeline prioritization of solid tumors and highlighted programs from its emerging TRuC pipeline including TC-510, its first TRuC-T cell enhanced with a PD1xCD28 switch receptor; TC-520, its lead candidate targeting CD70 expressing an IL-15 enhancement; allogeneic TRuC-T cells; and TRuC Tregs, the first utilization of the TRuC platform in the autoimmune setting.
•
TCR2 announced the expansion of its manufacturing capacity by exercising an option on a second clean room at ElevateBio BaseCamp which adds to the buildout of clinical and commercial supply currently underway at its Rockville, MD facility. In connection with this expansion, TCR2 proposes to cease manufacturing activities at the Cell and Gene Therapy Catapult (CGT Catapult) in Stevenage, UK.

Anticipated Milestones

•
TCR2 anticipates the identification of the recommended Phase 2 dose (RP2D) in 4Q21.
•
TCR2 plans to file an IND for TC-510, the first enhanced TRuC-T cell (targeting mesothelin with a PD1xCD28 switch), in the first quarter of 2022.
•
TCR2 anticipates initiation of IND-enabling studies for TC-520, an enhanced CD70 targeting TRuC-T cell program in 2022.
•
TCR2 plans to select a lead candidate for its allogeneic program in 2022.
•
TCR2 anticipates production of clinical trial material from ElevateBio BaseCamp in anticipation of demand from the Phase 2 expansion trial of gavo-cel in 2022.

Financial Highlights

•
Cash Position: TCR2 ended the third quarter of 2021 with $295.7 million in cash, cash equivalents, and investments compared to $228.0 million as of December 31, 2020. Net cash used in operations was $19.4 million for the third quarter of 2021 compared to $10.8 million for the third quarter of 2020. TCR2 projects net cash use of $100-105 million for 2021, the lower end of the range previously provided. We expect cash on hand to support operations through 2023.

•
R&D Expenses: Research and development expenses were $20.3 million for the third quarter of 2021 compared to $12.8 million for the third quarter of 2020. The increase in R&D expenses was primarily due to an increase in headcount, additional lab facilities, and manufacturing facilities.

•
G&A Expenses: General and administrative expenses were $6.0 million for the third quarter of 2021 compared to $4.4 million for the third quarter of 2020. The increase in general and administrative expenses was primarily due to an increase in personnel costs.

•
Net Loss: Net loss was $26.2 million for the third quarter of 2021 compared to $16.9 million for the third quarter of 2020.

Upcoming Events

TCR2 Therapeutics management is scheduled to participate at the following upcoming conferences.

•
Jefferies London Healthcare Conference: Garry Menzel, President and Chief Executive Officer of TCR2 Therapeutics, will present an update on Company progress on Tuesday, November 16, 2021 at 12:20pm GMT (7:20am ET)
•
Piper Sandler 33rd Annual Virtual Healthcare Conference: management will participate in a fireside chat using a virtual platform on Monday, November 22, 2021 at 10:00am ET

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage cell therapy company developing a pipeline of novel T cell therapies for cancer patients suffering from solid tumors. The company is focused on the discovery and development of product candidates against novel and complex targets utilizing its proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells). The TRuC platform is designed to specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). For more information about TCR2, please visit www.tcr2.com.

Forward-looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "may," "will," "could", "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue" or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding the therapeutic potential of gavo-cel and the Company’s other product candidates, timing of updates for the gavo-cel and TC-110 clinical trials, expectations with respect to timing of our IND submission for TC-510, expectations regarding preclinical data for our emerging pipeline and enhancements, timing for the certification of operation of our manufacturing facilities in Stevenage, UK and Rockville, MD, increased manufacturing capacity and technical capabilities, including through our manufacturing partnership with ElevateBio, LLC, increased clinical trial demand, future IND filings and clinical development plans, the development of the Company’s TRuC-T cells, their potential characteristics, applications and clinical utility, and the potential therapeutic applications of the Company’s TRuC-T cell platform.

The expressed or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; the expected timing of submissions for regulatory approval or review by governmental authorities, including review under accelerated approval processes; orphan drug designation eligibility; regulatory approvals to conduct trials or to market products; TCR2’s ability to maintain sufficient manufacturing capabilities to support its research, development and commercialization efforts, including TCR2’s ability to secure additional manufacturing facilities; whether TCR2's cash resources will be sufficient to fund TCR2's foreseeable and unforeseeable operating expenses and capital expenditure requirements, the impact of the COVID-19 pandemic on TCR2’s ongoing operations; and other risks set forth under the caption "Risk Factors" in TCR2’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although TCR2 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, except as required by law, neither TCR2 nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Contact:

Carl Mauch

Director, Investor Relations and Corporate Communications

(617) 949-5667

carl.mauch@tcr2.com

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$262,497	$94,155
Investments	33,244	133,831
Prepaid expenses and other current assets	7,478	7,552
Total current assets	303,219	235,538

Property and equipment, net	12,252	10,013
Right-of-use assets, operating leases	29,432	-
Restricted cash	1,155	583
Other assets, non-current	666	61
Total assets	$346,724	$246,195

Liabilities and stockholders’ equity
Accounts payable	$4,384	$2,448
Accrued expenses and other current liabilities	8,654	6,392
Operating lease liabilities	3,482	-
Total current liabilities	16,520	8,840

Operating lease liabilities, non-current	23,635	-
Other liabilities	299	807
Total liabilities	40,454	9,647

Stockholders’ equity
Common stock, $0.0001 par value; 150,000,000 shares authorized; 38,220,444 and 33,516,795 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.	4	3
Additional paid-in capital	628,064	486,197
Accumulated other comprehensive income (loss)	(15)	63
Accumulated deficit	(321,783)	(249,715)
Total stockholders’ equity	306,270	236,548
Total liabilities and stockholders’ equity	$346,724	$246,195

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses
Research and development	$20,277	$12,820	$54,828	$37,682
General and administrative	5,963	4,371	17,297	12,451
Total operating expenses	26,240	17,191	72,125	50,133
Loss from operations	(26,240)	(17,191)	(72,125)	(50,133)

Interest income, net	38	300	186	1,546
Loss before income tax expense	(26,202)	(16,891)	(71,939)	(48,587)

Income tax expense	42	31	129	86
Net loss	$(26,244)	$(16,922)	$(72,068)	$(48,673)

Per share information
Net loss per share of common stock, basic and diluted	$(0.69)	$(0.56)	$(1.91)	$(1.86)

Weighted average shares outstanding, basic and diluted	38,197,929	30,340,355	37,816,345	26,158,040

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(72,068)	$(48,673)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,976	1,114
Stock-based compensation expense	9,525	6,186
Amortization (accretion) on investments	626	(574)
Deferred tax liabilities	105	86
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(41)	(1,875)
Operating leases, net	(2,811)	-
Accounts payable	2,066	610
Accrued expenses and other liabilities	2,299	(114)
Cash used in operating activities	(58,323)	(43,240)

Investing activities
Purchases of equipment	(4,352)	(2,523)
Software development costs	(308)	-
Purchases of investments	(40,732)	(162,147)
Proceeds from sale or maturity of investments	140,622	109,916
Cash provided by (used in) investing activities	95,230	(54,754)

Financing activities
Proceeds from public offering of common stock, net of issuance costs	131,330	133,570
Proceeds from the exercise of stock options	1,013	742
Payment of deferred offering costs	(336)	-
Cash provided by financing activities	132,007	134,312

Net change in cash, cash equivalents, and restricted cash	168,914	36,318
Cash, cash equivalents, and restricted cash at beginning of year	94,738	65,713
Cash, cash equivalents, and restricted cash at end of period	$263,652	$102,031

# # #